UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Sullivan, Chris Thomas
   550 North Reo Street, Suite 200
   Tampa, Florida  33609
   United States
2. Issuer Name and Ticker or Trading Symbol
   Outback Steakhouse, Inc.
   OSSI
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1996 Fiscal Year
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board, Chief Executive Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock, par value $.01 |04/30/|G   |12,820            |D  |N/A        |                   |      |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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Common Stock, par value $.01 |05/27/|G   |1,288             |D  |N/A        |                   |      |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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Common Stock, par value $.01 |05/27/|G   |1,000             |D  |N/A        |                   |      |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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Common Stock, par value $.01 |07/24/|G   |1,000             |D  |N/A        |                   |      |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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Common Stock, par value $.01 |10/24/|G   |715               |D  |N/A        |                   |      |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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Common Stock, par value $.01 |10/24/|G   |715               |D  |N/A        |                   |      |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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Common Stock, par value $.01 |10/23/|G   |8,400             |D  |N/A        |41,636             |D     |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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Common Stock, par value $.01 |-     |-   |-                 |-  |-          |1,712              |D     |Note (1)                   |
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Common Stock, par value $.01 |-     |-   |-                 |-  |-          |231,292            |I     |Note (2)                   |
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Common Stock, par value $.01 |-     |-   |-                 |-  |-          |8,373,761          |I     |Note (3)                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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None                    |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Owned by Mr. Sullivan as custodian for the benefit of his minor children.
(2) Owned by Sullivan Family Investments, Ltd. for which Mr. Sullivan serves as sole general partner.
(3) Owned by Multi-Venture Partners, Ltd., a Nevada limited partnership. Mr. Sullivan owns 27.41% of MVP's partnership interests.